Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Art Bourgeois, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

Image Sensing Systems Announces First Quarter Financial Results

Saint Paul, Minn.,- April 27, 2006-Image Sensing Systems, Inc. (ISS) (NASDAQ: ISNS), announced today financial results for its first quarter ended March 31, 2006, marking the sixteenth consecutive quarter of profitability for the company.

Net income for the quarter increased 26.7% to $503,000 ($.13 per fully diluted share) compared to $397,000 ($0.10 per fully diluted share) for the comparable period in 2005. Revenues for the first quarter were $2,589,000, a 21.7% increase from $2,127,000 for the comparable period a year ago. Revenue from royalty income increased 28.2% to $2,176,000 from $1,697,000 in the first quarter of 2005 and reflects the continued success that ISS’s North American distributor, Econolite Control Products, Inc. (ECPI), has had in selling Autoscope products in the United States and Canada. International sales for the first quarter of 2006 were $413,000 compared to $430,000 in the first quarter of 2005. Operating expenses increased 31.4% as the company added engineering resources for new product development and incurred added general and administrative expenses.

Jim Murdakes, Chairman and CEO said, “We continue to be pleased with our North American partner, ECPI, for its continued solid performance in the North American market. International sales were flat as we were unable to complete shipment of a large order for Korea in the quarter, which would have increased our sales substantially. The shipment was completed in April and will be reflected next quarter. First quarter sales in the European market are typically slow and this was true again for 2006.”

Headquartered in St. Paul, Minnesota, Image Sensing Systems, Inc. combines expertise in image processing, hardware and software engineering, and communications to develop video vehicle detection systems for traffic management and control applications. The Autoscope vehicle detection system is the world leader in video detection for advanced traffic management systems for highways, tunnel incident detection, intersection control, and traffic data collection. The Autoscope system provides traffic managers the means to reduce roadway congestion, improve roadway planning, and improve cost efficiencies.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-KSB for the year ended December 31, 2005.

Image Sensing Systems, Inc.
Condensed Statement of Income
(in thousands, except per share information)

	Three-Month Periods Ended March 31
	2006	2005
Revenue
Royalty income	$2,176	$1,697
International sales	413	430
	2,589	2,127
Cost of revenue
Royalty fee	103	80
Cost of sales	177	183
	280	263
Gross profit	2,309	1,864
Operating expenses
Selling, marketing and product support	622	665
General and administrative	562	320
Research and development	482	283
	1,666	1,268
Income from operations	643	596
Other income	97	44
Income before income taxes	740	640
Income taxes	237	243
Net income	$503	$397

Net income per common share
Basic	$0.14	$0.11
Diluted	$0.13	$0.10

Weighted average shares outstanding
Basic	3,705	3,544
Diluted	3,898	3,886

Image Sensing Systems, Inc.
Condensed Balance Sheet
(in thousands)

	March 31, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$8,987	$9,006
Investments	4,100	2,300
Receivables	2,366	3,514
Inventories	344	312
Prepaid expenses and deferred taxes	201	118
	15,998	15,250
Property and equipment, net	405	329
Goodwill and capitalized software development costs, net	1,147	1,212
	17,550	16,791
Liabilities and Shareowners’ Equity
Current liabilities
Accounts payable and accrued expenses	875	923
Income taxes payable	330	94
	1,205	1,017
Deferred income taxes	52	52
Shareholders’ equity	16,293	15,722
	$17,550	$16,791

Image Sensing Systems, Inc.
Condensed Statement of Cash Flows
(in thousands)

	Three-Month Periods Ended March 31
	2006	2005
Operating activities
Net income	$503	$397
Adjustments to reconcile net income to net cash provided by operations
Depreciation and amortization	83	91
Changes in operating assets and liabilities	1,263	308
Net cash provided by operating activities	1,849	796

Investing activities
Purchase of property and equipment	(94)	(45)
Sale of short-term investments	(1,800)	(450)
Net cash used in investing activities	(1,894)	(495)

Financing activity – proceeds from exercise of stock options	26	39

Increase (decrease) in cash and cash equivalents	(19)	340
Cash and cash equivalents, beginning of period	9,006	1,262
Cash and cash equivalents, end of period	$8,987	$1,602

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